                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050


                                                 Contact: Brenda J. Walker
                                                          Vice President
                                                          (516) 767-6492

FOR IMMEDIATE RELEASE:
======================

CEDAR INCOME FUND, LTD. - ANNOUNCES PURCHASE OF THREE SUPERMARKET-ANCHORED SHOPPING CENTERS
--------------------------------------------------------------------------

         Port Washington, New York - October 9, 2001 - Cedar Income Fund, Ltd. (the "Company"), a NASDAQ-listed real estate investment trust ("CEDR"), today announced that it had completed the purchase of three supermarket-anchored shopping centers containing in the aggregate approximately 470,000 rentable sq. ft., two of which are located in Philadelphia, Pennsylvania and one in Washington Township, New Jersey. The purchase price, exclusive of closing costs, was approximately $34.5 million.

         The purchase was funded in part by the use of the net proceeds of the sale by the Company, of the Broadbent Business Center in Salt Lake City, Utah, which was completed in May of this year. The use of the proceeds and the purchase of the shopping center properties were effected through a tax-deferred "like-kind exchange", as previously announced.

         The Company presently owns, in addition to the three shopping centers acquired today, a 50% interest in The Point Shopping Center, a 260,000 s.f. retail property in Harrisburg, Pennsylvania and Southpoint Parkway Center, a 79,000 sq. ft. office building in Jacksonville, Florida. The Jacksonville property is the only property remaining in the Company pre-dating the change of control of the Company pursuant to the tender offer completed in 1998. That property, in turn, has been offered for sale.

         The Company is presently in discussions regarding the purchase of certain additional retail properties.

         Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ (Small Cap) Stock Market under the symbol "CEDR".